Exhibit 99.1
For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001 or bmadison@emisphere.com
Adam Friedman, Adam Friedman Associates
212-981-2529, ext. 18 or adam@adam-friedman.com

EMISPHERE ANNOUNCES LICENSE
AGREEMENT WITH NOVO NORDISK TO DEVELOP ORAL
FORMULATION OF GLP-1 RECEPTOR AGONISTS FOR DIABETES
CEDAR KNOLLS, NJ, June 23, 2008 — Emisphere Technologies, Inc. (NASDAQ: EMIS) and Novo Nordisk A/S (NYSE: NVO) have entered into an exclusive Development and License Agreement to develop and commercialize oral formulations of Novo Nordisk’s proprietary GLP-1 receptor agonists, which have the potential of treating Type 2 diabetes, using Emisphere’s eligen® technology. The agreement includes at least $87 million in product development and sales milestone payments to Emisphere, of which $10 million will be the minimum first year payment, as well as royalties on sales. The agreement also provides Novo Nordisk with the option to develop oral formulations of Novo Nordisk compounds other than GLP-1 receptor agonists using Emisphere’s proprietary carrier technology. Further financial details of the agreement were not made public.
Under the new agreement, Novo Nordisk is responsible for the development and commercialization of the product candidates. Novo Nordisk and Emisphere have collaborated since 2007 on early-stage preclinical research that has preliminarily confirmed the utility of Emisphere’s carriers to provide bioavailable oral formulations of GLP-1 receptor agonists.
“This partnership with Novo Nordisk is important for Emisphere for several reasons,” said Michael V. Novinski, President and Chief Executive Officer of Emisphere. “First, it couples Emisphere with Novo Nordisk, the worldwide leader in the field of diabetes research. Second, it places our technology with a treatment for diabetes that we hope will be able to improve upon the healthcare of millions of patients with this disease. Finally, it also positions our eligen® technology in such a way that helps to bring innovative solutions to the pharmaceutical development arena.”
“This is an encouraging agreement on a promising technology for oral administration of proteins. It fits very well with Novo Nordisk’s strategy within diabetes research,” said Peter Kurtzhals, Senior Vice President, Diabetes Research Unit.
Emisphere’s broad-based drug delivery technology platform, known as the eligen® technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, sometimes called carriers. Emisphere’s eligen® technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT EMISPHERE TECHNOLOGIES, INC.
Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® Technology. Some of these molecules or compounds can only be given by injection; when combined with our technology; convenient oral versions may be safe, effective and provide significant advantages. The benefits of other compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, use of Emisphere’s technology can improve the therapeutic effectiveness of the compounds. The eligen® technology can be applied to the oral route of administration as well other delivery pathways. The Web site is: www.emisphere.com.
ABOUT NOVO NORDISK.
Novo Nordisk is a healthcare company and a world leader in diabetes care. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs approximately 26,300 employees in 80 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 17, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 7, 2008.

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